UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d)

OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): August 24, 2015

AUTHENTIDATE HOLDING CORP.

(Exact name of registrant as specified in its charter)

COMMISSION FILE NUMBER: 0-20190

DELAWARE	14-1673067
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Connell Corporate Center

300 Connell Drive, 5th Floor

Berkeley Heights, New Jersey 07922

(Address and zip code of principal executive offices)

(908) 787-1700

(Registrant’s telephone number, including area code

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Item 1.01	Entry into a Material Definitive Agreement.

As previously reported, on July 23, 2015, Authentidate Holding Corp. (the “Company” or “Authentidate”), appointed William P. Henry, a member of the Board of Directors, to serve as its Interim Chief Strategy Officer, effective immediately. On August 24, 2015, the Company entered into an employment agreement with Mr. Henry, the terms and conditions of which are described in Item 5.02 of this Current Report on Form 8-K.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) The Company entered into an employment agreement dated August 24, 2015 (the “Employment Letter”) with Mr. Henry which sets forth the terms of Mr. Henry’s employment as Interim Chief Strategy Officer. The start date of Mr. Henry’s employment as an interim officer was July 23, 2015 and the Employment Letter is retroactive to that date. The Employment Letter provides that Mr. Henry shall serve as our Interim Chief Strategy Officer on an at-will basis on the following terms and conditions. The compensatory terms set forth in the Employment Letter were agreed upon in recognition of the substantial efforts performed by Mr. Henry in his capacity as Interim Chief Strategy Officer with respect to the Company’s strategic initiatives, including the non-binding letter of intent announced by the Company on August 25, 2015.

Base Salary and Bonus. Mr. Henry will be entitled to receive a base salary of payable at the rate of $250,000 per year, which will be payable upon the expiration of the term of the Employment Letter. In addition, Mr. Henry will be entitled to a bonus of $200,000 in the event the Company completes a transaction resulting in a “change in control” during the term of the Employment Letter or within 150 days thereafter.

Equity Grants. Pursuant to the Employment Letter, Mr. Henry was granted an initial equity award under the Company’s 2011 Omnibus Equity Incentive Plan (the “Plan”) of 475,000 stock options (the “Initial Options”). The Initial Options shall vest and be exercisable immediately upon the execution of the Employment Letter. The Initial Options are exercisable for a period of ten years, subject to the terms of the Plan and the stock option agreement evidencing such award. The exercise price of the Initial Options is $0.25 per share, and is at a premium above the closing price of the Company’s common stock on August 24, 2015, the date of execution of the Employment Letter, which was $0.12 per share.

In addition, the Employment Letter provides that commencing on the date of execution of the Employment Letter (the “Measurement Date”), Mr. Henry will be eligible to receive grants of additional stock options under the Plan based on the duration of the term of the Employment Letter. Under this arrangement, commencing on the Measurement Date, Mr. Henry shall be granted one or more additional awards of 125,000 stock options under the Plan for each thirty (30) day period thereafter while the Employment Letter remains in effect (the “Additional Options”). Awards of Additional Options shall be granted on (i) the Measurement Date and (ii) each monthly anniversary thereafter during the term of the Employment Letter. Each grant of Additional Options shall vest on the thirty (30) day anniversary date following the date on which such award was granted. Each grant of Additional Options shall be subject to the terms and conditions of the Plan and each Stock Option Agreement issued to evidence such award. Further, each award of Additional Options is exercisable immediately upon the approval of the Company’s shareholders of an amendment to the Plan to increase the number of shares of Common Stock available for awards to be issued thereunder. The exercise price of each grant of Additional Options shall be equal to the greater of $0.25 per share or “Fair Market Value” as determined under the Plan, and, to the extent exercisable, such Additional Options shall be exercisable for a term of ten years.

Other Benefits and Terms. The Company will reimburse Mr. Henry for reasonable business-related expenditures. Mr. Henry has also entered into the Company’s standard form of Employee Invention Assignment and Confidentiality Agreement. If Mr. Henry’s employment with the Company is terminated for any reason, the Company shall pay him all accrued compensation due and owing to him and he is not entitled to any severance or other benefits following any termination of his employment with the Company except that if his employment is terminated for any reason other than cause (as defined in the Employment Letter), any unvested option awards granted under the Employment Letter shall automatically vest and the exercise period of the options granted under the Employment Letter shall be extended to the duration of their original term.

Further, Mr. Henry, who also serves as a member of the Company’s Board of Directors, will not receive remuneration for serving as a director while he is also serving as Interim Chief Strategy Executive Officer. The foregoing description of the Employment Letter is qualified in its entirety by reference to the full text of the Employment Letter, which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

AUTHENTIDATE HOLDING CORP.

	By:	/s/ Ian C. Bonnet
	Name:	Ian C. Bonnet
	Title:	Chief Executive Officer and President

Date: August 26, 2015

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